Exhibit 99.1

Lime Energy Closes $6 Million Placement of

Subordinated Secured Convertible Pay-In-Kind Notes

HUNTERSVILLE, NC, October 23, 2012—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and clean energy solutions, today announced that it had completed the placement of $6 million in Subordinated Secured Convertible Pay-In-Kind Notes due October 2017 with a group of investors that include Mr. Richard Kiphart, the Chairman of its Board and Mr. Christopher Capps, a member of its Board of Directors.

The Notes have a term of five years, accrue interest at the rate of 12-1/2% per year, with the interest payable at the Company’s election in cash or additional Notes and the notes are convertible at any time at the Holder’s election into shares of the Company’s common stock at $$0.7325 per share (the “Conversion Price”).  The Company can require conversion of the Notes if the weighted price for its common stock is at least (i) 200% of the Conversion Price for 20 days during a 30 day period during the first year following issuance of the notes, or (ii) 175% of the Conversion Price for 20 days during a 30 day period from the second anniversary of the issuance of the notes through maturity.  The Notes are secured and senior to all other Company obligations, except for commercial loans, credit facilities and obligations to sureties for payment and performance bonds.  The holders of the Notes can require that the Company redeem all of the Notes upon a change of control at 130% of face value if the change of control event occurs during the first year following issuance; 120% of face value if the change of control event happens during the second through fourth year following issuance; and 100% of face value if the change of control event occurs during the fifth year following issuance.  Covenants in the Notes prohibit the Company from (i) repayment of debt that is subordinated to the Notes, if such repayment causes a default under the Notes or (ii) redeeming, repurchasing or declaring or paying a cash dividend or distribution on its capital stock.

In addition to the Notes, the Holders also received warrants to purchase 4,129,694 shares of Company common stock at any time during the five-year period following issuance of the Notes at an exercise price equal to $0.67.

As part of the transaction, the Company agreed to seek stockholder approval of the transaction prior to issuing any conversion shares or warrant shares that would result in the aggregate number of conversion shares and warrant shares issued exceeding 20% of the currently outstanding common stock, as required by NASDAQ rules, and by February 28, 2013, to seek stockholder approval and to file an amendment to its Certificate of Incorporation to increase its authorized number of shares of common stock to, at a minimum, a number that will allow it to issue all the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants.

This press release provides only a summary of the transaction. The Company will file a Current Report on Form 8-K further describing the transaction, which will include as an Exhibit the Convertible Note and Warrant Purchase Agreement. The description of the transaction presented here is qualified in its entirety by the Current Report and the Exhibits to that Report.

The announcement of this placement of convertible notes as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the convertible notes, the warrants or the shares of common stock issuable upon conversion of the convertible notes or the exercise of the warrants. The convertible notes, the warrants and the shares of common stock issuable upon conversion of the convertible notes and exercise of the warrants have not been registered under the Securities Act of 1933, as amended (“Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

Cautionary Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “ will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including, without limitation,  how promptly we are able to complete our accounting review of our financial statements for the years ended December 31, 2010 and 2011, and the results of that review , as well as other risk factors discussed in our Annual Report on Form 10-K, filed on March 16, 2012 with the SEC, which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this current report. Any forward-looking information presented herein is made only as of the date of this current report, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Investor Relations

Glen Akselrod

Bristol Capital Ltd.

(905) 326-1888

glen@bristolir.com